As filed with the Securities and Exchange Commission on August 24, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	72-1252405
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
(713) 780-9926
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Rishi A. Varma
Chief Administrative Officer, Vice President and General Counsel
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
(713) 780-9926
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin P. Lewis Vinson & Elkins L.L.P. First City Tower 1001 Fannin, Suite 2300 Houston, Texas 77002-6760 (713) 758-2222	Frode Jensen Holland & Knight 195 Broadway, 24th Floor New York, New York 10007 (212) 513-3462
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement as determined by market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered(1)	registered	per security	price	registration fee
Common Stock	2,915,800	(2)	$86,395,154(3)(4)	$2,652
Total			$86,395,154(3)(4)	$2,652(5)

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	The proposed maximum offering price per share of common stock will be determined from time to time by the selling stockholder in connection with, and at the time of, the issuance by the selling stockholder of the common stock registered hereunder.

(3)	Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for our common stock on August 20, 2007, as reported on The NASDAQ Stock Market LLC.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(5)	Securities registered under registration statement No. 333-124478, previously initially filed by Trico Marine Services, Inc. on April 29, 2005, having an aggregate offering price of $70,624,128, remain unsold. In accordance with Rule 457(p), the total registration fee due in connection with this registration statement is offset by the registration fee of $2,652 associated with a portion of such unsold securities.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2007
PROSPECTUS
TRICO MARINE SERVICES, INC.

2,915,800 Shares of Common Stock
Offered by
the Selling Stockholder

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 3,000,000 shares of our common stock for the account of the selling stockholder identified on page 16 of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder. Our common stock is listed on The NASDAQ Stock Market LLC and trades under the symbol “TRMA.” On August 23, 2007, the last reported sales price for our common stock on The NASDAQ Stock Market LLC was $32.20 per share.
     The selling stockholder will offer the common stock in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. We will provide the specific terms of any offerings by the selling stockholder in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in our common stock. Prospectus supplements may add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the methods and terms of the offering.
     The selling stockholder may sell the common stock directly or through agents, underwriters or dealers, or through a combination of these methods. Please read “Plan of Distribution.” To the extent required, a prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. To the extend required, a prospectus supplement will also state the total amount of money that the selling stockholder will receive from selling the common stock being offered, after the expenses of the offering.

     Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2007

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
     You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, on behalf of the Company and the selling stockholder listed on page 16, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration statement process, the selling stockholder may, from time to time, sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock that may be offered by the selling stockholder. Each time the selling stockholder sells common stock, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about us or the selling stockholder and the terms of the common stock being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to the common stock. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement carefully, including the section entitled “Risk Factors” and our financial statements and the related notes, contained elsewhere or incorporated by reference in this prospectus, together with other additional information described under “Where You Can Find More Information,” before making an investment decision with respect to our common stock.
     As used in this prospectus, references to “we,” “us,” “our,” “ours,” “the Company” or “Trico” may, depending on the context, refer to Trico Marine Services, Inc. or to one or more of its consolidated subsidiaries or to all of them taken as a whole.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Exchange Act. Our SEC filings and exhibits thereto are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549.
 i

     You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available through our website at www.tricomarine.com but the information on our website is not a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in the prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. The documents we incorporate by reference are:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed on January 29, 2007, January 31, 2007, February 2, 2007, February 7, 2007, February 15, 2007, March 27, 2007, April 10, 2007, July 13, 2007, August 2, 2007 and August 13, 2007 (excluding the information furnished in Item 2.02 and Item 7.01 thereof, which is not deemed filed and which is not incorporated by reference herein);

•	Description of our common stock contained in our registration statement on Form 8-A filed on April 24, 1996 under Section 12 of the Exchange Act, as amended by Amendment No. 1 filed on April 28, 2005, and any further amendment to such registration statement or any other report that we may file in the future for the purpose of updating such description; and

•	Description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on April 10, 2007 under Section 12 of the Exchange Act and any further amendment to such registration statement or any other report that we may file in the future for the purpose of updating such description.
     In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at:
Trico Marine Services, Inc.
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Attention: Corporate Secretary
(713) 780-9926
FORWARD-LOOKING STATEMENTS
     Certain statements made in this prospectus and the documents we have incorporated by reference in this prospectus that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements may include statements that relate to:
•	our objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies;

•	projected or anticipated benefits from acquisitions; and
 ii

•	projections involving revenues, operating results or cash provided from operations, or our anticipated capital expenditures or other capital projects.
     You can generally identify forward-looking statements by such terminology as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “will be,” “will continue” or similar phrases or expressions. We caution you that such statements are only predictions and not guarantees of future performance or events. Actual results may vary materially from anticipated results for a number of reasons, including those stated in “Risk Factors” and in reports that we file with the SEC, which are incorporated by reference in this prospectus.
     All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above. We disclaim any intent or obligation to update the forward-looking statements contained in this prospectus, whether as a result of receiving new information, the occurrence of future events or otherwise. We caution investors not to place undue reliance on forward-looking statements.
 iii

TRICO MARINE SERVICES, INC.
     We are a leading provider of marine support vessels to the offshore oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Southeast Asia (through a joint venture). Our diversified fleet of vessels provides a broad range of services to offshore oil and gas operators, including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Using our larger and more sophisticated vessels, we also provide support for deepwater remotely operated vehicles, or ROVs, well stimulation, sea floor cable laying and trenching services.
     Our principal executive offices are located at 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027 and our telephone number at our offices is (713) 780-9926. Our website address is www.tricomarine.com, where all of our public filings are available, free of charge, through website linkage to the Securities and Exchange Commission. The information contained on our website is not part of this prospectus.

RISK FACTORS
     You should carefully consider the risks described below as well as other information contained in this prospectus, any related prospectus supplement and the documents we have incorporated herein by reference before making an investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
     This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.
Risks Relating to our Business
Our fleet includes many older vessels that may require increased levels of maintenance and capital expenditures to maintain them in good operating condition and the fleet may be subject to a higher likelihood of mechanical failure, inability to economically return to service or requirement to be scrapped.
     As of December 31, 2006, the average age of our vessels was 18 years. The age of many of our competitors’ fleets is substantially younger than ours. Our older fleet is generally less technologically advanced than many newer fleets, is not capable of serving all markets, may require additional maintenance and capital expenditures to be kept in good operating condition, and as a consequence may be subject to longer or more frequent periods of unavailability. For all of these reasons, our existing fleet may be impacted by a downturn in demand for offshore supply vessels more significantly than many of our competitors, which may have a material adverse impact on our financial condition and results of operations.
The cost and availability of dry-dock services may impede our ability to return vessels to the market in a timely manner.
     From time to time our vessels undergo routine dry-dock inspection, maintenance and repair as required under U.S. Coast Guard Regulations and in order to maintain American Bureau of Shipping, Det Norske Veritas or vessel certifications for our vessels. If the cost to dry-dock, repair or maintain our vessels should continue to increase, or if the availability of shipyards to perform dry-dock services should decline, then our ability to return vessels in a timely manner to work at sustained day rates, or at all, could be materially affected, and our financial condition and results of operations may be adversely affected.
Our inability to upgrade our fleet successfully could adversely affect our financial condition and results of operations.
     Our ability to upgrade our fleet depends on our ability to commission the construction of new vessels as well as the availability in the market of newer, more technologically advanced vessels with the capabilities to meet our customers’ increasing requirements. If we cannot purchase or construct new vessels (including existing contracts for vessels under construction), then our customers may hire our competitors’ vessels, and our financial condition and results of operations could be materially adversely affected.
Increases in size, quality and quantity of the offshore vessel fleet in areas where we operate could increase competition for charters and lower day rates and/or utilization, which would adversely affect our revenues and profitability.
     Charter rates for marine support vessels in our market areas depend on the supply of and demand for vessels. Excess vessel capacity in the offshore support vessel industry is primarily the result of either construction of new vessels or the mobilization of existing vessels into fully saturated markets. There are a large number of vessels currently under construction and our competitors have recently placed a large number of orders for new vessels to be delivered over the next few years. In recent years, we have been subject to increased competition from both new vessel constructions, particularly in the North Sea and the Gulf of Mexico, as well as vessels mobilizing into regions in which we operate. For example, certain of our competitors have constructed and have plans to construct additional new U.S.-flagged offshore supply vessels and foreign-flagged offshore supply vessels. A remobilization to the Gulf of Mexico of U.S.-flagged offshore supply vessels operating in other regions or a repeal or significant modification of the Jones Act or the administrative erosion of its benefits, permitting offshore supply vessels that are either foreign-flagged, foreign-built, foreign-owned or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of offshore supply vessels, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in the law or its application, could increase competition for charters and lower day rates and/or utilization, which would adversely affect our financial condition and results of operations.
Operating internationally subjects us to significant risks inherent in operating in foreign countries.
     Our international operations are subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets, such as Nigeria. As we continue to increase our presence in such countries, our operations will encounter the following risks, among others:
•	Government instability, which can cause investment in capital projects by our potential customers to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

•	Potential vessel seizure or confiscation, or the expropriation, nationalization or detention of assets;

•	Repatriating foreign currency received in excess of local currency requirements and converting it into dollars or other fungible currency;

•	Exchange rate fluctuations, which can reduce the purchasing power of local currencies and cause our costs to exceed our budget, reducing our operating margin in the affected country;

•	Lack of ability to collect amounts owed;

•	Civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

•	Availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

•	Decrees, laws, regulations, interpretations and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

•	Terrorist attacks, including kidnappings of our crewmembers or onshore personnel.
     We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial condition and results of operations.
Our business plan involves establishing joint ventures with partners in targeted foreign markets. As a U.S. corporation we are subject to the Foreign Corrupt Practices Act and a determination that we violated this act including through actions taken by our foreign joint venture partners, may affect our business and operations adversely.
     In order to effectively compete in certain foreign jurisdictions, such as Nigeria, we seek to establish joint ventures with local operators or strategic partners. As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act (“FCPA”), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any determination that we have violated the FCPA could have a material adverse effect on our business and results of operations.
Our marine operations are seasonal and depend, in part, on weather conditions. As a result, our results of operations will vary throughout the year.
     In the North Sea, adverse weather conditions during the winter months impact offshore development operations. In the Gulf of Mexico, we historically have enjoyed our highest utilization rates during the second and third quarters, as mild weather provides favorable conditions for offshore exploration, development and construction. Activity in the Gulf of Mexico may also be subject to stoppages for hurricanes, particularly during the period ranging from June to November. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.
Our operations are subject to operating hazards and unforeseen interruptions for which we may not be adequately insured.
     Marine support vessels are subject to operating risks such as catastrophic marine disasters, natural disasters (including hurricanes), adverse weather conditions, mechanical failure, crew negligence, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events may result in damage to or loss of our vessels and our vessels’ tow or cargo or other property and in injury to passengers and personnel. Such occurrences may also result in a significant increase in operating costs or liability to third parties. We maintain insurance coverage against certain of these risks, which our management considers to be customary in the industry. We can make no assurances that we can renew our existing insurance coverage at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise. In addition, concerns about terrorist attacks, as well as other factors, have caused significant increases in the cost of our insurance coverage.
Our operations are subject to federal, state, local and other laws and regulations that could require us to make substantial expenditures.
     We must comply with federal, state and local regulations, as well as certain international conventions, the rules and regulations of certain private industry organizations and agencies, and laws and regulations in jurisdictions in which our vessels operate and are registered. These regulations govern, among other things, worker health and safety and the manning, construction and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. If we fail to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations, we could be subject to substantial administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief.
     Our operations also are subject to federal, state and local laws and regulations that control the discharge of pollutants into the environment and that otherwise relate to environmental protection. While our insurance policies provide coverage for accidental occurrence of seepage and pollution or clean up and containment of the foregoing, pollution and similar environmental risks generally are not fully insurable. We may incur substantial costs in complying with such laws and regulations, and noncompliance can subject us to substantial liabilities. The laws and regulations applicable to us and our operations may change. If we violate any such laws or regulations, this could result in significant liability to us. In addition, any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in our vessel operating expenses.
Our U.S. employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.
     Some of our employees are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws preempt state workers’ compensation laws and permit these employees and their representatives to pursue actions against employers for job-related incidents in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes, we may have greater exposure for any claims made by these employees or their representatives.

The loss of a key customer could have an adverse impact on our financial results.
     Our operations, particularly in the North Sea, West Africa, Mexico and Brazil, depend on the continuing business of a limited number of key customers. For the year ended December 31, 2006, our largest customer comprised approximately 9.4% of our total revenues. Our results of operations could be materially adversely affected if any of our key customers in these regions terminates its contracts with us, fails to renew our existing contracts or refuses to award new contracts to us.
We are exposed to the credit risks of our key customers, and nonpayment by our customers could adversely affect our financial condition or results of operations.
     We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could adversely affect our financial condition, results of operations, and could reduce our ability to pay interest on, or the principal of, our credit facilities. If any of our key customers defaults on its obligations to us, our financial results could be adversely affected. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks.
The loss of key personnel may reduce operational efficiency and negatively impact our results of operations.
     We depend on the continued services of our executive officers and other key management personnel, the loss of any of whom could result in inefficiencies in our operations, lost business opportunities or the loss of one or more customers. We do not maintain key-man insurance. If we lose key personnel, then our ability to operate our business efficiently may be impaired and our results of operations may be negatively impacted.
The loss of crewmembers may reduce operational efficiency and increase our labor rates.
     In each of the markets in which we operate, we are vulnerable to crewmember departures. Our inability to hire trained replacements to take their place in a timely manner can adversely affect our operations, and frequently the replacements are hired at higher wages than those earned by crewmembers that departed. Should we experience a significant number of crew member departures and a resulting increase in our labor rates and interruptions in our operations, our results of operations would be negatively affected.
Unionization efforts could increase our costs, limit our flexibility or increase the risk of a work stoppage.
     On December 31, 2006, approximately 41.7% of our employees worldwide were working under collective bargaining agreements, all of whom were working in Norway, the United Kingdom and Brazil. Efforts have been made from time to time to unionize other portions of our workforce, including workers in the Gulf of Mexico. Any such unionization could increase our costs, limit our flexibility or increase the risk of a work stoppage.
The removal or reduction of the reimbursement of labor costs by the Norwegian government may adversely affect our costs to operate our vessels in the North Sea.
     During July 2003, the Norwegian government began partially reimbursing us for labor costs associated with the operation of our vessels. These reimbursements totaled $6.0 million, $5.6 million and $5.5 million in 2006, 2005 and 2004, respectively. If this benefit is reduced or removed entirely, our direct operating costs will increase substantially and negatively impact our profitability.
Certain management decisions needed to successfully operate EMSL, our 49% partnership, are subject to the majority owner’s approval. The inability of our management representatives to reach a consensus with the majority owner may negatively affect our results of operations.
     On June 30, 2006, we entered into an agreement with China Oilfield Services Limited (“COSL”) to form Eastern Marine Services Limited (“EMSL”), a Hong Kong limited liability company. We hold a 49% equity interest in EMSL and COSL holds the remaining equity interest of 51%. Although our management representatives from time to time may want to explore business opportunities and enter into material agreements which they believe are beneficial for EMSL, all decisions with respect to any material actions on the part of EMSL also require the approval of the representatives of COSL. A failure of COSL and our management representatives to reach a consensus on managing EMSL could materially hinder our ability to successfully operate the partnership.
Changes in the level of exploration and production expenditures and in oil and gas prices and industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to service our credit facilities.
     Our revenues are primarily generated from entities operating in the oil and gas industry in the North Sea, the Gulf of Mexico, West Africa and Mexico. Because our revenues are generated primarily from customers having similar economic interests, our operations are susceptible to market volatility resulting from economic or other changes to the oil and gas industry (including the impact of hurricanes). Changes in the level of exploration and production expenditures and in oil and gas prices and industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to service our credit facilities.
     Demand for our services depends heavily on activity in offshore oil and gas exploration, development and production. The level of exploration and development typically is tracked by the “rig count” in our market areas. The offshore rig count is ultimately the driving force behind the day rates and utilization in any given period. Depending on when we enter into long-term contracts, and their duration, the positive impact on us of an increase in day rates could be mitigated or delayed, and the negative impact on us of a decrease in day rates could be exacerbated or prolonged. This is particularly relevant to the North Sea market, where contracts tend to be longer in duration. A decrease in activity in the Gulf of Mexico and other areas in which we operate could adversely affect the demand for our marine support services, and may reduce our revenues and negatively impact our cash flows. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate.
If our competitors are able to supply services to our customers at a lower price, then we may have to reduce our day rates, which would reduce our revenues.
     Certain of our competitors have significantly greater financial resources and more experience operating in international areas than we have. Competition in the marine support services industry primarily involves factors such as:
•	price, service, safety record and reputation of vessel operators and crews; and

•	quality and availability of vessels of the type, capability and size required by the customer.
     Any reduction in day rates offered by our competitors may cause us to reduce our day rates and may negatively impact the utilization of our vessels, which will negatively impact our results of operations.
Risks Relating to our Capital Structure
Our business is highly cyclical in nature due to our dependency on the levels of offshore oil and gas drilling activity. If we are unable to stabilize our cash flow during depressed markets, we may not be able to meet our obligations under our current or any future debt obligations, and we may not be able to secure financing or have sufficient capital to support our operations, which may materially adversely affect our financial condition or results of operations.
     In depressed markets, our ability to pay debt service and other contractual obligations will depend on improving our future performance and cash flow generation, which in turn will be affected by prevailing economic and industry conditions and financial, business and other factors, many of which are beyond our control. If we have difficulty providing for debt service or other contractual obligations in the future, we will be forced to take actions such as reducing or delaying capital expenditures, reducing costs, selling assets, refinancing or reorganizing our debt or other obligations and seeking additional equity capital, or any combination of the above. We may not be able to take any of these actions on satisfactory terms, or at all.

We may not be able to repatriate funds from Norway to the U.S., which could negatively impact our operational flexibility.
     Historically, our Norwegian subsidiaries have generated the majority of our profits and our cash flow from operations and prior periods, and from time to time we generate substantial liquidity from these subsidiaries. Our ability to repatriate funds depends on a number of factors, including:
•	the availability of cash at our Norwegian subsidiaries, or availability under the NOK Revolver of NOK 446 million ($71.7 million) available at December 31, 2006;

•	our ability to comply with the funded debt to operating income plus depreciation and amortization covenant ratios in our Norwegian subsidiaries’ NOK Revolver following completion of the repatriation; and

•	our Norwegian subsidiaries having sufficient distributable equity to support the repatriation.
     Assuming that we are otherwise able to repatriate funds from Norway, in order to do so in a tax-efficient manner we would also be required to:
•	obtain the consent of our lenders under the NOK Revolver; and

•	reduce the paid-in-capital in one of our Norwegian subsidiaries without the incurrence of tax or other consequences by national regulating and taxing authorities in Norway.
     Although we have recently repatriated funds from Norway, we may not be able to satisfy one or more of these conditions in the future, and as a result we may not be able to repatriate funds from our Norwegian subsidiaries in a tax-efficient manner. This inability could materially and adversely affect our U.S. cash and liquidity position.
Our ability to utilize certain net operating loss carryforwards or investment tax credits may be limited by certain events which could have an adverse impact on our financial results.
     Our ability to utilize certain net operating loss carryforwards may be limited by certain events. At March 15, 2005, we had estimated net operating loss carryforwards (“NOLs”) of $327 million for federal income tax purposes that were set to expire through 2024. Upon reorganization, we recognized cancellation of debt income of $166.5 million when our $250 million 8 8/7% senior notes due 2012 (the “Senior Notes”) were converted to equity. Pursuant to applicable tax law, approximately $76 million of this cancellation of debt reduced the NOL carry forward. Additionally, a change in our ownership may limit the ultimate utilization of our NOLs pursuant to Section 382 of the Internal Revenue Code (“Section 382”). An ownership change may result from, among other things, transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period.
     Our bankruptcy reorganization created a change in ownership. Accordingly, the rules of Section 382 limited the utilization of our NOLs. Pursuant to Internal Revenue Code Section 382(l)(5), the Company opted to forego any annual limitation on the utilization of the NOL carry forward by reducing such NOL carry forward by the amount of interest paid or accrued over the past three years by the predecessor corporation on indebtedness that was converted to equity. This adjustment reduced the NOL carry forward by approximately $68 million.
     Any additional ownership changes in the future could further limit the NOL carry forward.
We may face material tax consequences or assessments in countries in which we operate. If we are required to pay material tax assessments, our financial condition may be materially adversely affected.
     During the past three years, our Brazilian subsidiary received non-income related tax assessments from Brazilian state tax authorities totaling approximately 28.6 million Brazilian Real ($13.4 million at December 31, 2006) in the aggregate and may receive additional assessments in the future. The tax assessments are based on the premise that certain services provided in Brazilian federal waters are considered taxable as transportation services. If the courts in these jurisdictions uphold the assessments, it would have a material adverse affect on our net income, liquidity and operating results. We do not believe any liability in connection with these matters is probable and, accordingly have not accrued for these assessments or any potential interest charges for the potential liabilities.
     In addition, our Norwegian subsidiary is a member of the Norwegian shipping tax regime, which enables the indefinite deferral of the payment of income taxes as long as certain criteria are met. If we fail to meet these criteria, or if the shipping tax regime is abolished by the Norwegian government, we may be deemed to have exited the shipping tax regime and, as a result, a portion of the deferred tax liability may become due and payable. As of July 31, 2007, our Norwegian Shipping tax regime subsidiary has a deferred income tax liability of NOK 435.3 million ($75.3 million). Paying this deferred tax liability could have a material adverse affect on our financial condition.
Our business segments have been capitalized and are financed on a stand-alone basis, which may hinder efficient utilization of available financial resources.
     In general, we operate through two primary operating segments, the North Sea and Gulf of Mexico. These business segments have been capitalized and are financed on a stand-alone basis. Debt covenants and the Norwegian shipping tax regime preclude us from effectively transferring the financial resources from one segment for the benefit of the other.
     Additionally, there are substantial obstacles that we must overcome to achieve a funds transfer from our Norwegian subsidiaries in a tax-efficient manner, and there can be no assurance as to the success of such efforts. For a discussion of the difficulties of repatriating funds from Norway, please read “— We may not be able to repatriate funds from Norway to the U.S., which could negatively impact our operational flexibility” above.
Financial statements for periods subsequent to our emergence from bankruptcy are not comparable to those of prior periods, which makes it difficult for stockholders to assess our performance in relation to prior periods.
     The amounts reported in financial statements for periods subsequent to the date we emerged from Chapter 11 have materially changed. These changes are due primarily to:
•	the reorganization of our assets and liabilities as of March 15, 2005, the effective date of our plan of reorganization; and

•	the application of the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” which is commonly referred to as “fresh-start” accounting.
     For example, as part of our fresh-start accounting adjustments, our long-lived assets have been reduced based on the fair market values assigned to our reorganized liabilities and current assets, and based upon a total equity value of $110.0 million as of March 15, 2005. Changes in accounting principles required under generally accepted accounting principles within twelve months of emerging from bankruptcy were required to be adopted as of the date of emergence from Chapter 11 bankruptcy protection. Additionally, we elected to make other changes in accounting practices and policies effective as of March 15, 2005. For all these reasons, our financial statements for periods subsequent to March 15, 2005 are not comparable to those of prior periods which makes it difficult for stockholders to assess our performance in relation to prior periods.
Currency fluctuations could adversely affect our financial condition and results of operations.
     Due to the size of our international operations, a significant percentage of our business is conducted in currencies other than the U.S. Dollar. We primarily are exposed to fluctuations in the foreign currency exchange rates of the Norwegian Kroner, the British Pound, the Brazilian Real, and the Nigerian Naira. Changes in the value of these currencies relative to the U.S. Dollar could result in translation adjustments reflected as comprehensive income or losses on our balance sheet. Due to the fluctuation of these currencies, primarily the NOK, we incurred a favorable accumulated foreign currency translation adjustment of $17.7 million and $8.8 million for 2004 and 2006, respectfully, and we incurred a combined unfavorable accumulated foreign currency translation adjustment of $9.5 million for the combined twelve months ended December 31, 2005. In addition, translation gains and losses could contribute to fluctuations in our results of operations. We recognized foreign exchange losses of $0.1 million and

$0.3 million in 2006 and 2004, respectfully, and we recognized foreign exchange gains of $0.2 million for the twelve months ended December 31, 2005. Future fluctuations in these and other foreign currencies may result in additional foreign exchange gains or losses and could have a material adverse impact on our financial position.
The terms of our existing registration rights agreement with certain of our common stockholders may restrict the timing of any public offering or other distribution of shares of our common stock and may depress the market price of our stock.
     Pursuant to the registration rights agreement we executed upon emergence from bankruptcy, certain holders of our common stock have the right to cause us to file a registration statement for the resale of a substantial number of shares of our common stock, which may be in the form of an underwritten public offering. The sale of a substantial number of shares of our common stock in the market during a short time period, whether in a single transaction or series of transactions, or the possibility that these sales may occur, could reduce the market price of our outstanding common stock. The Company has agreed that it will not effect any public offering or distribution of its equity securities during the period beginning 10 days prior to and ending 90 days after the date of the prospectus for any such offering (or such shorter period as the underwriters in such transaction may require). As a result, during any such underwritten offering our ability to access the equity capital markets at times when we believe the market is favorable could be limited, and we may have to access other sources of liquidity even if those sources are less attractive to us than selling primary shares of our common stock in the market.
Risks Relating to the Ownership of our Common Stock
Our charter documents include provisions limiting the rights of foreign owners of our capital stock.
     Our certificate of incorporation provides that no shares held by or for the benefit of persons who are non-U.S. citizens that are determined, collectively with all other shares so held, to be in excess of 24.99% of our outstanding capital stock (or any class thereof) are entitled to vote or to receive or accrue rights to any dividends or other distributions of assets paid or payable to the other holders of our capital stock. Those shares determined to be in excess of 24.99% shall be the shares determined by our board of directors to have become so owned most recently. In addition, our restated certificate of incorporation provides that, at the option of our board, we may redeem such excess shares for cash or for promissory notes of our company with maturities not to exceed ten years and bearing interest at the then-applicable rate for U.S. treasury instruments of the same tenor. U.S. law currently requires that less than 25% of the capital stock of our company (or of any other provider of domestic maritime support vessels) may be owned directly or indirectly by persons who are non-U.S. citizens. If this charter provision is ineffective, then ownership of 25% or more of our capital stock by non-U.S. citizens could result in the loss of our permits to engage in coastwise trade, which would negatively affect our Gulf of Mexico business.
Our shareholder rights plan, charter and bylaws discourage unsolicited takeover proposals and could prevent shareholders from realizing a premium on their common stock.
     We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group which attempts to acquire us on terms not approved in advance by our board of directors. In addition, our certificate of incorporation and bylaws contain provisions dividing our board of directors into classes of directors, granting our board of directors the ability to designate the terms of and issue new series of preferred stock, requiring advance notice for nominations for election to our board of directors and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers and preventing you from getting a premium for your shares that would have otherwise been offered or delaying, deferring or preventing a change in control of our Company.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events, or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of common stock that may be offered by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of twenty-five million shares of common stock, $0.01 par value per share, and five million shares of preferred stock, $0.01 par value per share, issuable in series. As of the date of this prospectus, 14,877,344 shares of our common stock were issued and outstanding, no shares of preferred stock were issued or outstanding, 605,046 shares of our common stock were reserved for issuance under the Trico Marine Services, Inc. Amended and Restated 2004 Stock Incentive Plan and 993,788 shares of our common stock were reserved for issuance upon exercise of our warrants. Our common stock is listed on The Nasdaq Global Market under the symbol “TRMA.”
     The following description of our capital stock is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws, copies of which are filed as exhibits to our Current Reports on Form 8-K filed on March 16, 2005 and April 10, 2007, respectively, which are incorporated by reference into this prospectus. References in this prospectus to our certificate of incorporation or bylaws means our certificate of incorporation and bylaws as amended.
Common Stock
     Each holder of common stock is entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote; stockholders may not cumulate votes for the election of directors. Subject to the prior rights and preferences, if any, applicable to shares of the preferred stock that may be issued by us, holders of our common stock shall be entitled to receive such dividends as may be declared thereon by our board of directors at any time and from time to time. We have never paid cash dividends on our common stock and do not anticipate paying dividends for the foreseeable future. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, the holders of our common stock shall be entitled to receive all of our remaining net assets available for distribution to our stockholders, ratably in proportion to the number of shares of our common stock held by them.
Preferred Stock
     Our board of directors has the authority, without approval of our stockholders, to issue shares of preferred stock in one or more series and to fix the designation, number of shares and rights, preferences and limitations of each series. The affirmative vote of at least five directors is required to approve any issuance of preferred stock. We may issue preferred stock only for cash consideration. Among the specific matters that may be determined by our board of directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, conversion rights, if any, and voting powers, if any. Holders of our preferred stock shall not be entitled to vote separately as a class with respect to any amendment to our certificate of incorporation (as amended) to increase the number of authorized shares of preferred stock.
     Series A Junior Participating Preferred Stock
     Designation and Amount. The shares of this series are designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock is 10,000 shares. As of August 22, 2007, we had no shares issued and outstanding of our Series A Preferred Stock.
     Redemption. The Series A Preferred Stock is non-redeemable by us.
     Exchange Rate. Upon the occurrence of a corporate event specified in the Certificate of Designation, we will under certain circumstances increase the exchange rate by a number of additional shares of common stock.
     Dividends and Distributions. Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of our common stock and of any other junior stock, are entitled to receive, when, as and if declared by our board of directors quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment in the Certificate of Designation, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of our common stock or a subdivision of the outstanding shares of our common stock, declared on our common stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event we declare or pay any dividend on our common stock payable in shares of our common stock, or effect a subdivision or combination or consolidation of the outstanding shares of our common stock (by reclassification or otherwise than by payment of a dividend in shares of our common stock) into a greater or lesser number of shares of our common stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after such event and the denominator of which is the number of shares of our common stock that were outstanding immediately prior to such event.
     We shall declare a dividend or distribution on the Series A Preferred Stock immediately after we declare a dividend or distribution on our common stock (other than a dividend payable in shares of our common stock); provided that, in the event no dividend or distribution shall have been declared on our common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     Except as provided in the Certificate of Designation, dividends will begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
     Ranking. Our Series A Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of our preferred stock.
     Voting Rights. Subject to adjustment provisions in the Certificate of Designation of the Series A Preferred Stock, each share of Series A Preferred Stock entitles the holder thereof to 10,000 votes on all matters submitted to a vote of our stockholders. In the event we declare or pay any dividend on our common stock payable in shares of our common stock, or effect a subdivision or combination or consolidation of the outstanding shares of our common stock (by reclassification or otherwise than by payment of a dividend in shares of our common stock) into a greater or lesser number of shares of our common stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event will be adjusted as set forth in the Certificate of Designation. Except as otherwise provided in the Certificate of Designation, any other certificate of designation or bylaws, the holders of shares of Series A Preferred Stock and the holders of shares of our common stock and any other of our capital stock having general voting rights will vote together as one class on all matters submitted to a vote of our stockholders. Except as set forth in the Certificate of Designation, or as otherwise provided by law, holders of Series A Preferred Stock will have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of our common stock as set forth in the Certificate of Designation) for taking any corporate action.
Warrants
     Our warrants are exercisable for, in the aggregate, 998,858 shares of our common stock. The warrants are issued in two series, the Series A Warrants and the Series B Warrants. The Series A Warrants are exercisable until March 15, 2010 for, in the aggregate, 499,429 shares of our common stock, with a per share exercise price of $18.75. The Series B Warrants are exercisable until March 15, 2008 for, in the aggregate, 499,429 shares of our common stock, with an exercise price of $25.00. As of the date of this prospectus, 495,572 Series A Warrants and 496,350 Series B Warrants remain outstanding.
Certain Charter and Bylaw Provisions
     Classified Board of Directors. Our board of directors consists of three staggered classes of directors, to be as nearly equal in size as is possible, with each class to be elected by the holders of our common stock at every third annual meeting subsequent to the meeting at which they were duly elected.
     Board of Directors. Our certificate of incorporation provides that the number of directors shall be seven and shall thereafter be enlarged or reduced only with the approval of the holders of at least two-thirds of the voting power of all outstanding shares of our capital stock. Pursuant to our certificate of incorporation, a vote of a majority of all of our then-outstanding shares of capital stock entitled to vote at an election of directors is required to remove a director with cause and a vote of two-thirds of all of our then-outstanding shares of capital stock entitled to vote at an election of directors is required to remove a director without cause. Our certificate of incorporation also provides that newly created directorships resulting from an increase in the size of our board of directors and any vacancy occurring on our board of directors as a result of the removal of a director shall be filled by vote of our stockholders.
     Stockholder Action by Unanimous Consent. Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of our stockholders or by unanimous written consent of our stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting or by unanimous written consent.
     Amendments to the Certificate of Incorporation and Bylaws. Prior to March 15, 2008, the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock shall be required to adopt, amend or repeal any provision of our certificate of incorporation and, beginning on March 15, 2008, the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock shall be required to adopt, amend or repeal our certificate of incorporation. At any time, the affirmative vote of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock shall be required to adopt, amend or repeal our bylaws. In addition, our board of directors can adopt, amend or repeal our bylaws at any time.
     Advance Notice of Stockholder Nominations and Stockholder Business. Our bylaws permit our stockholders to nominate a person for election as a director or bring other matters before a stockholders’ meeting only if such stockholder (i) is a stockholder of record at the time of giving of notice required by our bylaws, (ii) shall be entitled to vote at such meeting and (iii) complies with the notice procedures set forth in our bylaws and described in more detail below.
     Stockholder Proposals. Notice from a stockholder intending to propose business (other than the nomination of directors) at a meeting of our stockholders must be furnished to our corporate secretary not less than 120 days prior to the anniversary of the preceding annual meeting of our stockholders if the stockholder wishes to have his proposal included in our proxy statement for such meeting, or not less than 30 days prior to the anniversary date of the proxy statement for the preceding annual meeting of our stockholders otherwise, subject to certain exceptions applicable principally to special meetings. The stockholder’s notice to our corporate secretary must contain as to each matter (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the acquisition date, the class and the number of shares of our voting stock which are owned beneficially by the stockholder, (iv) any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting.
     Stockholder Nominations. In the case of nominations for directors, the notice from the stockholder must be furnished to our corporate secretary, in the case of an annual meeting, not less than 30 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of our stockholders and, in the case of a special meeting, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

Such notice must also include as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected). At the request of any officer of our company, any person nominated by our board of directors for election as a director shall furnish to our corporate secretary the information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.
     With respect to a nomination for a director, the chairman of the meeting of stockholders shall, if facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures set forth in our bylaws. If the Chairman of our board of directors should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.
     Special Meetings of the Stockholders. Our bylaws permit special meetings of stockholders to be called for any purpose or purposes by the Chairman of our board, by our Chief Executive Officer, or by a majority of our board of directors. Our bylaws also require our Secretary to call a special meeting within fifteen days of receipt of a request from any three or more holders of record of our capital stock entitled to vote at such meeting, provided that: (i) each such holder is unaffiliated with the other and holds at least 1% of such stock, and (ii) that holders collectively hold at least 30% of such stock in the aggregate. Such notice is required to state the business proposed to be transacted at the special meeting, and business transacted at a special meeting shall be confined to the purpose(s) stated in such notice. Written notice of the place, date, hour and purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. The notice may be delivered either personally or by mail.
     Section 203 of the DGCL. We are not subject to Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) our board of directors prior to the date the interested stockholder obtained such status or (ii) the holders of two thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.
     Limitation on Foreign Ownership of Our Stock. Our restated certificate of incorporation provides that no shares held by or for the benefit of persons who are non-U.S. citizens that are determined, collectively with all other shares so held, to be in excess of 24.99% of our outstanding capital stock (or any class thereof) are entitled to vote or to receive or accrue rights to any dividends or other distributions of assets paid or payable to the other holders of our capital stock. Those shares determined to be in excess of 24.99% shall be the shares determined by our board of directors to have become so owned most recently. In addition, our restated certificate of incorporation provides that, at the option of our board, we may redeem such excess shares for cash or for promissory notes of our company with maturities not to exceed ten years and bearing interest at the then-applicable rate for U.S. treasury instruments of the same tenor. U.S. law currently requires that less than 25% of the capital stock of our company (or of any other provider of domestic maritime support vessels) may be owned directly or indirectly by persons who are non-U.S. citizens. Ownership of 25% or more of our capital stock by non-U.S. citizens could result in the loss of our permits to engage in coastwise trade.
     Potential Anti-Takeover Effects. The separation of our board of directors into classes, the super-majority requirement for amending our certificate of incorporation and bylaws and for increasing the size of our board, the limitation of stockholder action by written consent to situations where such action is unanimous, our rights plan and the existence of authorized but unissued common stock and undesignated preferred stock each may have the effect of delaying, deferring or preventing a change in control of our company, and thereby protecting the continuity of our management.
Transfer agent and registrar
     Our transfer agent and registrar for the common stock is Mellon Investor Services LLC.

SELLING STOCKHOLDER
     The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of August 24, 2007. The information presented below is based solely on our review of Form 4’s or 4/A’s filed by such person with the Securities and Exchange Commission or information otherwise provided by the selling stockholder. The selling stockholder has not held any position or office with, been employed by, or otherwise has had a material relationship with us, our predecessor or any of our affiliates during the three years prior to the date of this prospectus or any related prospectus supplement.

	Number of Shares of		Number of Shares of
	Common Stock	Number of Shares of	Common Stock
	Beneficially Owned	Common Stock That	Beneficially Owned
	Prior to Offering	May Be Sold	After Offering(1)
Kistefos AS	2,915,800	2,915,800	0

(1)	Because the selling stockholder may sell all or a portion of the common stock registered hereby, we cannot estimate the number or percentage of common stock that the selling stockholder will hold upon completion of the offering. Accordingly, the information presented in this table assumes that the selling stockholder will sell all of its common stock. If the selling stockholder does not sell all of the shares of common stock offered by this prospectus or if the selling stockholder purchases additional shares of our common stock, actual ownership after the offering may be 1% or more of our outstanding common stock.

PLAN OF DISTRIBUTION
     Distributions of our common stock by the selling stockholder, or by its partners, pledgees, donees, transferees or other successors in interest, may from time to time be offered for sale either through underwriters, dealers or agents, directly by such person or entities, on any exchange on which the common stock may from time to time be traded, or in the over-the-counter market, or otherwise. The methods by which the common stock may be sold include:
•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	transactions “at the market” to or through market makers in our common stock or into an existing market for the common stock;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange; and

•	in a combination of any of the foregoing.
     Such transactions may be effected by the selling stockholder at market prices prevailing at the time of sale or at negotiated prices. The selling stockholder may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling stockholder and may receive commissions from the purchasers of the common stock for whom they may act as agent.
     In connection with sales of the common stock under this prospectus, the selling stockholder may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder also may engage in short sales, short sales against the box, puts and calls and other transactions in common stock, or derivatives thereof, and may sell and deliver the common stock in connection therewith, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock. In addition, the selling stockholder may from time to time sell its common stock in transactions permitted by Rule 144 under the Securities Act of 1933, as amended.
Sale Through Underwriters or Dealers
     If the selling stockholder uses underwriters in the sale of common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless the selling stockholder informs you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares of common stock if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     During and after an offering through underwriters, the underwriters may purchase and sell the common stock in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered common stock or preventing or retarding a decline in the market price of the offered common stock. As a result, the price of the offered common stock may be higher than the price that might otherwise exist in the open market.
     If the selling stockholder uses dealers in the sale of the common stock, the common stock will be sold directly to them as principals. They may then resell the common stock to the public at varying prices determined by the dealers at the time of resale.
Direct Sales and Sales Through Agents
     The selling stockholder may sell the common stock directly. In this case, no underwriters or agents would be involved. The selling stockholder may also sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of the common stock.
     The selling stockholder may sell the common stock through agents it designates from time to time. Unless the selling stockholder informs you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
Sales Exempt from Registration
     Our common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, without registration may be sold by the selling stockholder under Rule 144 rather than pursuant to this prospectus.
Delayed Delivery Contracts
     If the selling stockholder so indicates in the prospectus supplement, the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
     We have informed the selling stockholder that it is legally required to deliver copies of this prospectus in connection with any sale of the common stock registered hereunder in accordance with applicable prospectus delivery requirements.
     As of the date of this prospectus, neither we nor the selling stockholder has engaged any underwriter, broker, dealer or agent in connection with the distribution of common stock pursuant to this prospectus. To the extent required, the number of shares of common stock to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling stockholder from the sale of its common stock offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by us.
     Under our registration rights agreement with the selling stockholder, we are required to bear the expenses relating to this offering, subject to limited exceptions specified in the registration rights agreement.
     We have agreed to indemnify the selling stockholder and its controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. The selling stockholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale by the selling stockholder of the shares offered by this prospectus.
     To comply with certain state securities laws, if applicable, the shares offered by this prospectus will not be sold in a particular state unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with, and, if so required, will only be sold in that state through registered or licensed brokers or dealers.

VALIDITY OF COMMON STOCK
     The validity of the shares offered by this prospectus has been passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports, which contain an explanatory paragraph relating to the Company’s emergence from bankruptcy as described in Notes 1, 2 and 3 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     Set forth below are the expenses (all of which are to be paid by us) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$2,652
Legal fees and expenses	N/A
Accounting fees and expenses	N/A
Printing expenses	N/A
Miscellaneous	N/A

TOTAL	$2,652

Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Our bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.
     As permitted by the DGCL, the certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ insurance if available on reasonable terms.
Item 16. Exhibits.
(a) Exhibits:

1.1*	—	Form of Underwriting Agreement.

4.1	—	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 16, 2005).

4.2	—	Certificate of Designation of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 10, 2007).

4.3	—	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated April 10, 2007).

4.4	—	Rights Agreement, dated as of April 9, 2007, between the Company and Mellon Investor Services LLC, as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock of Trico Marine Services, Inc. attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 10, 2007).

4.5	—	Indenture, dated February 7, 2007, between the Company and Wells Fargo Bank, National Association, as trustee, including the form of Debenture (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 2, 2007).

4.6	—	Registration Rights Agreement, dated February 7, 2007, among the Company and the initial purchasers (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 2, 2007).

4.7	—	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K dated March 16, 2005)

4.8	—	Registration Rights Agreement, dated as of March 16, 2005, by and among the Company and the Holders named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 16, 2005).

4.9	—	Warrant Agreement, dated March 15, 2005 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 16, 2005).

4.10	—	Form of Series A Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K/A dated March 21, 2005).

4.11	—	Form of Series B Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K/A dated March 21, 2005).

4.19*	—	Form of Depositary Receipt.

5.1**	—	Opinion of Vinson & Elkins L.L.P.

23.1**	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)

24.1	—	Power of Attorney (included on the signature page to this Registration Statement)

**	Filed herewith.

*	To be filed separately.
Item 17. Undertakings.
     A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;
provided, however, that paragraphs (l)(a), (l)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
     (a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.
     D. The undersigned registrant hereby undertakes:
     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     E. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 24th day of August, 2007.

TRICO MARINE SERVICES, INC.
By:	/s/ JOSEPH S. COMPOFELICE
	Name:	Joseph S. Compofelice
	Title:	Chief Executive Officer

     The undersigned directors and officers of Trico Marine Services, Inc. (“Trico”) do hereby constitute and appoint Joseph S. Compofelice and Geoff A. Jones, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Trico to comply with the Securities Act of 1933, as amended (the “Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH S. COMPOFELICE	Chief Executive Officer and Chairman of the Board	August 24, 2007

Joseph S. Compofelice	(Principal Executive Officer)

/S/ GEOFF A. JONES	Vice President and Chief Financial Officer	August 24, 2007

Geoff A. Jones	(Principal Financial and Accounting Officer)

/S/ RICHARD A. BACHMANN	Director	August 24, 2007

Richard A. Bachmann

Signature	Title	Date

/S/ MYLES W. SCOGGINS	Director	August 24, 2007

Myles W. Scoggins

/S/ KENNETH M. BURKE	Director	August 24, 2007

Kenneth M. Burke

INDEX TO EXHIBITS

1.1*	—	Form of Underwriting Agreement.

4.1	—	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 16, 2005).

4.2	—	Certificate of Designation of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 10, 2007).

4.3	—	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated April 10, 2007).

4.4	—	Rights Agreement, dated as of April 9, 2007, between the Company and Mellon Investor Services LLC, as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock of Trico Marine Services, Inc. attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 10, 2007).

4.5	—	Indenture, dated February 7, 2007, between the Company and Wells Fargo Bank, National Association, as trustee, including the form of Debenture (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 2, 2007).

4.6	—	Registration Rights Agreement, dated February 7, 2007, among the Company and the initial purchasers (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 2, 2007).

4.7	—	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K dated March 16, 2005)

4.8	—	Registration Rights Agreement, dated as of March 16, 2005, by and among the Company and the Holders named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 16, 2005).

4.9	—	Warrant Agreement, dated March 15, 2005 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 16, 2005).

4.10	—	Form of Series A Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K/A dated March 21, 2005).

4.11	—	Form of Series B Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K/A dated March 21, 2005).

5.1**	—	Opinion of Vinson & Elkins L.L.P.

23.1**	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)

24.1	—	Power of Attorney (included on the signature page to this Registration Statement)

**	Filed herewith.

*	To be filed separately.